UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8–K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 9, 2012 (February 9, 2012)

EV Energy Partners, L.P.

(Exact name of registrant as specified in charter)

Delaware (State of Incorporation)	001-33024 (Commission File No.)	20–4745690 (I.R.S. Employer Identification No.)

1001 Fannin, Suite 800, Houston, Texas (Address of Principal Executive Offices)	77002 (Zip Code)

Registrant’s telephone number, including area code: (713) 651–1144

 _______________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 7.01 Regulation FD Disclosure.

On February 9, 2012, EV Energy Partners L.P. (the “Partnership”) announced that that it had commenced a registered underwritten public offering of 3,200,000 common units representing limited partner interests in the Partnership (“Common Units”). The Partnership intends to use the net proceeds from the proposed offering (and the net proceeds from any exercise of the underwriters’ option to purchase additional common units) to repay borrowings outstanding under its senior secured credit facility. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

In accordance with General Instruction B.2 of Form 8-K, the information set forth in the attached Exhibit 99.1 is deemed to be “furnished” and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended.

ITEM 8.01 Other Events.

In connection with the commencement of the offering of Common Units on February 9, 2012, the Partnership is providing updated disclosures with respect to the Partnership’s estimated net proved reserves as of December 31, 2011, estimated production for the fourth quarter of 2011 and additional commodity hedge positions entered into subsequent to December 22, 2011.

Reserves and Production

At December 31, 2011, the Partnership’s total estimated net proved oil and gas reserves were 1,144.4 billion cubic feet of natural gas equivalents (Bcfe), consisting of 808.6 billion cubic feet (Bcf) of natural gas, 40.9 million barrels (MMBbls) of natural gas liquids and 15.1 MMBbls of oil. Approximately 68% of the Partnership’s proved reserves were classified as proved developed as of December 31, 2011, and the total standardized measure of discounted future net cash flows was $1,406.1 million.

Oil and natural gas reserve information is derived from the Partnership’s reserve report prepared by Cawley, Gillespie & Associates, Inc., the Partnership’s independent reserve engineers. The reserve report is attached as Exhibit 99.2. All of the Partnership’s proved oil and natural gas reserves are located in the United States. The following table summarizes information about the Partnership’s oil and natural gas reserves by geographic region as of December 31, 2011:

	Estimated Net Proved Reserves
	Oil (MMBbls)	Natural Gas (Bcf)	Natural Gas Liquids (MMBbls)	Bcfe	PV-10 ($ in millions)

Barnett Shale	1.3	467.4	28.7	647.4	623.4
Appalachian Basin	5.1	95.8	—	126.4	244.2
Mid-Continent area	3.5	51.1	1.5	81.2	159.0
San Juan Basin	1.3	40.2	3.5	68.6	86.6
Monroe Field	—	60.9	—	60.9	22.0
Permian Basin	0.7	20.2	5.0	54.1	104.9
Central and East Texas	3.2	28.1	2.2	60.9	148.7
Michigan	—	44.9	—	44.9	28.3
Total	15.1	808.6	40.9	1,144.4	$1,417.1

The Partnership’s estimated production for the quarter ended December 31, 2011, was 11.1 Bcfe.

Hedging

The Partnership uses a combination of fixed price swap and option arrangements to hedge crude oil and natural gas prices. By removing the price volatility from a significant portion of the Partnership’s crude oil and natural gas production, the Partnership has mitigated, but not eliminated, the potential effects of changing crude oil and natural gas prices on its cash flow from operations for the hedged periods.

The following table summarizes the Partnership’s new commodity hedge positions since December 22, 2011:

	02/01/12 - 06/30/12	07/01/12 - 09/30/12	10/01/12 - 12/31/12	2013
Crude
Swaps (MBbls)	15.1	36.8	46.0	182.5
Average Swap Price ($/Bbl)	$101.85	$101.60	$100.55	$98.40

Natural Gas
Swaps (MMmbtu)	2,114	1,840	2,116	3,650
Average Swap Price ($/Mmbtu)	$3.22	$3.23	$3.32	$3.90

Information in this Item 8.01 regarding the Partnership’s estimated net proved reserves and fourth quarter 2011 production are forward looking statements. You should read these statements carefully because they discuss future expectations. The Partnership does not undertake any obligation to update or revise publicly any forward-looking statements, expect as required by law. These statements also involve risks and uncertainties that could cause our actual reserves or production to materially differ from our expectations set forth in Item 8.01 of this Form 8-K, including, but not limited to:

•	fluctuations in prices of oil and natural gas;
•	future capital requirements and availability of financing;
•	uncertainty inherent in estimating our reserves and production;
•	risks associated with drilling and operating wells; and
•	discovery, acquisition, development and replacement of oil and natural gas reserves.

You should also review and consider the risks disclosed in item 1A or the Partnership’s Form 10-K for the year ended December 31, 2010 which may cause our expectations in making forward looking statements not to be realized, and the Partnership’s forward looking statement to differ from our expectations.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

23.1	Consent of Cawley, Gillespie & Associates, Inc.

99.1	Press Release of EV Energy Partners, L.P. dated February 9, 2012.

99.2	Cawley, Gillespie & Associates, Inc. Reserve Report

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EV Energy Partners, L.P.

Dated: February 9, 2012	By:	/s/ MICHAEL E. MERCER
Michael E. Mercer
Chief Financial Officer of EV Management LLC,
general partner of EV Energy GP, L.P.,
general partner of EV Energy Partners, L.P.

EXHIBIT INDEX

Exhibit No.	Description

23.1	Consent of Cawley, Gillespie & Associates, Inc.

99.1	Press Release of EV Energy Partners, L.P. dated February 9, 2012.

99.2	Cawley, Gillespie & Associates, Inc. Reserve Report.